EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

February 26, 2007

USEC Reports 2006 Results, Provides 2007 Guidance

•	$106.2 million net income for 2006; pro forma net income $171.3 million before American Centrifuge expenses

•	Cash flow from operations totals $278 million in 2006

•	USEC expects net loss of $10 to $20 million for 2007; pro forma net income of $65 to $75 million before American Centrifuge expenses

•	Spending on American Centrifuge expected to be $340 million in 2007

•	Cash flow from operations expected to be negative $65 to $75 million in 2007

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $106.2 million or $1.22 per share in 2006 compared to $22.3 million or 26 cents per share in 2005. Pro forma net income before American Centrifuge expenses was $171.3 million in 2006, compared to $79.8 million in 2005.

For the fourth quarter, USEC reported net income of $40.1 million or 46 cents per share in 2006 compared to $29.6 million or 34 cents per share in the same quarter of 2005. Pro forma net income before American Centrifuge expenses for the fourth quarter was $61.3 million, compared to $46.4 million in the same quarter of 2005.

The year-over-year financial results reflect improved gross profit margins from higher average prices billed to customers for separative work units (SWU) and uranium, an 18 percent increase in volume of SWU sales, lower interest expense and lower headquarters overhead expense.

“We saw solid revenue growth from both SWU and uranium sales in 2006,” said John K. Welch, USEC president and chief executive officer. “The strong bottom line is a reflection of improving prices for our products, good execution of our business plan and our ongoing focus on reducing costs.

“We also benefited from improved productivity and lower overhead costs from restructuring the organization in 2005,” Welch said. “Despite these improvements, however, the impact of substantially higher electricity prices will be more fully reflected in our 2007 financial results and will sharply reduce our gross profit margin in 2007 and at least the next several years. Our largest production expense went up by more than 50 percent, and we can only partially offset the increase through other management initiatives.”

USEC currently expenses most of its spending related to the American Centrifuge, which directly reduces net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

Revenue

Revenue for the fourth quarter was $544.2 million, slightly below the $549.7 million recorded in the same period last year. Revenue from the sale of SWU was $362.5 million, which was $9.3 million less than in the corresponding period in 2005. The decline reflects a 3 percent decrease in the volume of SWU sold and a 1 percent increase in the average price billed to customers. Uranium revenue was $135.5 million for the quarter, a $13.9 million increase compared to the same period a year earlier. The increase was due entirely to a 64 percent higher average price for uranium as the volume delivered declined by 32 percent. Revenue from U.S. government contracts and other was $46.2 million, a decrease of $10.1 million due to a smaller scope of contract and other work for the U.S. Department of Energy (DOE).

For the 12-month period, revenue was $1,848.6 million compared to $1,559.3 million in the same period of 2005. Revenue from SWU sales was $1,337.4 million compared to $1,085.6 million in the prior period, a 23 percent increase that reflects an 18 percent increase in volume and a 5 percent increase in average price billed to customers. Uranium revenue for 2006 was $316.7 million, a $55.4 million or 21 percent increase over the prior year. The improved uranium revenue was entirely due to a 45 percent higher average price billed to customers as sales volume declined 17 percent. Revenue from U.S. government contracts and other was $194.5 million, a $17.9 million or 8 percent decline over last year.

At December 31, deferred revenue amounted to $129.4 million, with a deferred gross profit of $51.0 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales in the fourth quarter for SWU and uranium was $392.3 million, a reduction of $8.2 million or 2 percent from the same quarter in 2005 that was due to the decline in uranium sales volume, offset by an increase in SWU and uranium unit costs. Cost of sales for SWU reflects monthly moving average inventory costs based on production and purchase costs. The unit cost of sales per SWU during the quarter was 3 percent higher than the year before. The higher SWU unit cost reflects a 49 percent increase in production costs per SWU due to higher power costs, a higher starting inventory cost and higher purchase prices paid to Russia. Purchase prices paid to Russia are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts and other was $38.7 million, a reduction of $7.4 million or 16 percent compared to the same quarter last year.

Cost of sales for SWU and uranium for the 12-month period was $1,349.2 million, an increase of $200.8 million or 17 percent, which reflects the increase in volume of SWU sales. The unit cost of sales per SWU for the period increased by 2 percent. Unit production costs for the period were 13 percent higher than the corresponding period of 2005 due to higher power costs since June. Purchase costs declined $8.5 million compared to 2005 primarily as a result of the completion in mid-2006 of a program to downblend USEC’s supply of highly enriched uranium to low enriched uranium. Cost of sales related to U.S. government contracts was $162.5 million, an $18.9 million or 10 percent decline compared to the prior period.

The gross profit for the fourth quarter was $113.2 million, a $10.1 million or 10 percent increase over the same period in 2005. The gross profit margin in the quarter was 20.8 percent, compared to 18.8 percent in the same period last year. For the full year, the gross profit was $336.9 million, a $107.4 million or 47 percent increase over the same period in 2005. The gross profit margin for 2006 was 18.2 percent, compared to the 14.7 percent margin in 2005.

USEC’s customers generally place orders under long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Selling, general and administrative (SG&A) expenses totaled $48.8 million in 2006, a reduction of $13.1 million. Salaries and employee-related benefit expenses, as well as office lease expenses, were lower as a result of organizational restructuring in 2005. The 2005 expenses included a $7.6 million charge in connection with the settlement with the Company’s former president and chief executive officer.

Advanced technology costs, primarily related to the demonstration of the American Centrifuge technology, were $34.5 million in the fourth quarter, an increase of $7.1 million compared to the same period of 2005. For the full year, advanced technology costs were $105.5 million, an increase of $11 million over 2005. Spending by our subsidiary NAC International on its MAGNASTOR™ spent fuel storage technology is included in the total and was $2.1 million. In addition, $41.2 million related to the commercial American Centrifuge Plant was capitalized in 2006, compared to $16 million capitalized in 2005.

Interest expense during 2006 was $14.5 million, a reduction of $25.5 million that was primarily a result of the repayment of bonds that matured in January 2006, as well as an increase in capitalized interest related to the American Centrifuge project.

Cash Flow

At December 31, 2006, USEC had a cash balance of $171.4 million compared to $259.1 million at December 31, 2005. Cash flow from operations in 2006 generated $278.1 million, compared to $188.9 million in 2005. The $89.2 million improvement was primarily due to higher net income and a reduction in net inventory balances of $176.1 million during 2006. Offsetting this improvement was a reduction in accounts payable and other liabilities of $82.1 million during the period, principally from tax payments, prepayment modifications under the amended TVA contract, and payments to our former president and chief executive officer in settlement of his claims. The timing of other balance sheet items, principally the timing of accounts receivable collections, also contributed to the increase in cash flow.

Capital expenditures in 2006 were $44.8 million, mainly related to the American Centrifuge project, an increase of $18.5 million over the previous year. Cash flows used in investing activities also include the additional interest-bearing cash deposits of $34.8 million made during 2006. These cash deposits are collateral for surety bonds placed during the year for financial assurance relating primarily to the future disposition of depleted uranium generated in the production process and American Centrifuge decontamination and decommissioning.

In January 2006, USEC repaid $288.8 million in senior notes that matured at that time.

2007 Outlook

Revenue in 2007 is expected to be approximately $1.86 billion, with $1.54 billion coming from the sale of SWU. We expect the volume of SWU sold to increase by approximately 10 percent over 2006, and the average price billed to customers will increase by 4 to 5 percent. Uranium is expected to generate approximately $135 million in revenue as the volume of uranium delivered declines by about half compared to 2006. Uranium and SWU revenues include previously deferred revenue that is expected to be recognized during the year as deliveries of low enriched uranium are made to customers. Revenue from U.S. government contracts and other is expected to total about $185 million, down slightly from 2006.

USEC’s guidance reflects an increase of more than 50 percent in power costs since June 1, 2006, under a one-year contract with the Tennessee Valley Authority. USEC uses the average monthly inventory methodology, which delayed the impact of these higher power costs on the cost of sales in 2006 but will significantly affect 2007 results. The price USEC will pay Russia for low enriched uranium purchased under the Megatons to Megawatts program, which represents about half of the Company’s supply, is expected to increase by approximately 5 percent. Our production costs and the price we pay Russia for low enriched uranium are both increasing faster than our average price billed to customers. We expect our gross profit margin to decline over the next several years, with the gross profit margin in 2007 expected to be roughly 9 to 10 percent.

USEC recently announced that its target cost estimate for building the American Centrifuge Plant is $2.3 billion in nominal dollars, including amounts already spent and not including costs of financing or a reserve for general contingencies. Through December 2006, USEC had spent $371 million from internally generated cash to develop and demonstrate the American Centrifuge technology. The Company expects to have sufficient cash or access to cash through our bank credit facility to fund project activities in 2007, including building and evaluating the Lead Cascade. The rate of planned investment will increase substantially after 2007 under our new deployment schedule, with spending in 2008 currently projected to be about double the level of 2007. Total spending on the American Centrifuge project in 2007 is expected to be approximately $340 million, initially split between $130 million in expense, $190 million in capital expenditures and the remainder in prepayments for specialty materials and new manufacturing facilities. The allocation of spending between expense and capital expenditures will ultimately be dependent on our ability to move the project from a demonstration phase to a commercial plant phase in which significant expenditures will be capitalized.

Given the declining level of cash generated by our existing operations due primarily to increases in electric power costs, the increase in cost to complete the American Centrifuge project and the current level of perceived risk in the project, USEC will need some form of investment or other participation by a third party and/or the U.S. government to raise the capital required in 2008 and beyond to complete the project on our deployment schedule. USEC has been exploring such investment or other participation with companies that might have a strategic interest in the nuclear fuel business and with the U.S. government, which we believe has an interest in the deployment of U.S.-owned centrifuge technology. The Company has also been exploring ways in which our customers and American Centrifuge project participants and vendors could help support the financing of the project. In addition, we continue to pursue operational initiatives to improve our financial position and increase the probability of a successful financing of the project.

The higher volume of SWU sold and a higher expected SWU price billed to customers is expected to be more than offset by higher unit cost of goods sold, lower volume of uranium sales and higher expenses related to the American Centrifuge demonstration. USEC expects expenses for selling, general and administrative (SG&A) to be approximately $53 million and interest expense to be $10 million. Therefore, USEC expects a net loss for 2007 in a range of $10 to $20 million after expenses for the American Centrifuge project. Due to the Company anticipating a net loss for 2007 and recent changes in state tax laws, USEC expects its 2007 effective tax rate to be in the range of 15 to 20 percent. Expenses related to the demonstration of the technology and construction of the Lead Cascade of centrifuge machines will have the effect of reducing net income by approximately $85 million at the assumed 2007 federal statutory tax rate. Therefore, pro forma net income before American Centrifuge expenses is expected to be in a range of $65 to $75 million. The Company expects to report losses in the second and third quarters.

The earnings guidance provided by USEC is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect net income are:

•	The outcome of ongoing negotiations with TVA regarding the price of electricity provided to USEC after June 1, 2007;

•	The timing of recognition of previously deferred revenue;

•	The timing of the decision to begin capitalizing most spending related to the American Centrifuge. Any further delays could result in more spending allocated as expense, which would have a direct negative impact on net income;

•	Movement and timing of customer orders; and

•	Additional uranium sales related to underfeeding the production process at the Paducah plant.

Cash flow from operations in 2007 is expected to be negative $65 to $75 million, a reduction of approximately $350 million from 2006. The reduction in cash flow from operations is expected to be a result of lower customer collections due to the timing of orders delivered in the fourth quarter and revenue recognition of deferred sales where the cash was previously collected. Other factors include higher disbursements for electric power, higher spending on the American Centrifuge and higher disbursements to Russia under the Megatons to Megawatts program. USEC expects to end the year with short-term debt under the bank credit facility and a small cash balance.

Other Business Matters

•	Negotiations continue with the TVA regarding electric supply arrangements beyond May 31, 2007. USEC and TVA signed a one-year agreement in the Spring of 2006 that increased power costs by approximately 50 percent, plus a fuel cost adjustment to reflect changes in TVA’s fuel costs and purchased power costs. Through December 31, this fuel cost adjustment added 8 percent to base power prices. The power load at the Paducah plant averaged 1370 megawatts during 2006 and electricity accounts for approximately 70 percent of production costs at the Paducah plant. USEC expects to complete these negotiations and sign a new agreement with TVA in the second quarter.

•	NAC International, a USEC subsidiary, notified the U.S. Nuclear Regulatory Commission (NRC) in February 2007 that it has withdrawn its licensing application submitted in 2004 for the MAGNASTOR spent fuel storage system. As a result of NRC comments that further analyses regarding the basket design and structural integrity were required in order for them to complete their review, NAC expects to submit a revised license application in the third quarter of 2007 with expanded confirmatory analysis. We expect final certification by the end of 2008.

•	USEC will hold its Annual Meeting of Shareholders at 10 a.m. April 26 at the Marriott Bethesda North Hotel & Conference Center.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant charges related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our target cost estimate and schedule for the American Centrifuge Plant and our ability to secure required external financial support; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; changes in existing restrictions on imports of Russian enriched uranium, including the imposition of duties on imports of enriched uranium under the Russian Contract; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability and the price we pay for enriched uranium under the Russian Contract; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.
RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN
CENTRIFUGE EXPENSES TO GAAP NET INCOME (Unaudited)

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,
	2006	2005	2006	2005
Amounts in millions

Pro forma net income before American Centrifuge expenses	$61.3	$46.4	$171.3	$79.8

LESS: American Centrifuge expenses (a)	33.6	27.1	103.3	92.7
ADD: Provision for income taxes (based on statutory tax rates of 37% in 2006 and 38% in 2005)	(12.4)	(10.3)	(38.2)	(35.2)

SUBTOTAL: American Centrifuge expenses, net of taxes	$21.2	$16.8	$65.1	$57.5

Net income, GAAP basis	$40.1	$29.6	$106.2	$22.3

Amounts in millions			Range

Pro forma net income before American Centrifuge expenses			$65	$75

LESS: American Centrifuge expenses (a)			130	130
ADD: Provision for income taxes (based on an assumed federal statutory tax rate of 35% in 2007) (b)			(45)	(45)

SUBTOTAL: American Centrifuge expenses, net of taxes			$85	$85

Net income (loss), GAAP basis			($20)	($10)

Note (a): American Centrifuge expenses included in Advanced technology costs.

Note (b): Due to the Company anticipating a net loss for 2007 and recent changes in state tax laws, USEC expects its 2007 effective tax rate to be in the range of 15 to 20 percent.

USEC Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

			Years Ended
	Three Months Ended December 31,		December 31,
	2006	2005	2006	2005

Revenue:
Separative work units	$362.5	$371.8	$1,337.4	$1,085.6
Uranium	135.5	121.6	316.7	261.3
U.S. government contracts and other	46.2	56.3	194.5	212.4

Total revenue	544.2	549.7	1,848.6	1,559.3

Cost of sales:
Separative work units and uranium	392.3	400.5	1,349.2	1,148.4
U.S. government contracts and other	38.7	46.1	162.5	181.4

Total cost of sales	431.0	446.6	1,511.7	1,329.8

Gross profit	113.2	103.1	336.9	229.5
Special charges (credits), net	2.5	2.8	3.9	7.3
Advanced technology costs	34.5	27.4	105.5	94.5
Selling, general and administrative	12.1	20.4	48.8	61.9
Other (income) expense, net	—	(1.0)	—	(1.0)

Operating income	64.1	53.5	178.7	66.8
Interest expense	3.1	13.2	14.5	40.0
Interest (income)	(2.2)	(3.1)	(6.2)	(10.5)

Income before income taxes	63.2	43.4	170.4	37.3
Provision for income taxes	23.1	13.8	64.2	15.0

Net income	$40.1	$29.6	$106.2	$22.3

Net income per share – basic and diluted	$.46	$.34	$1.22	$.26
Dividends per share	$—	$.1375	$—	$.55
Weighted average number of shares outstanding:
Basic	86.8	86.5	86.6	86.1
Diluted	87.0	86.9	86.8	86.6

USEC Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(millions, except share and per share data)

	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$171.4	$259.1
Restricted short-term investments	—	17.8
Accounts receivable – trade	215.9	256.7

Inventories:
Separative work units	701.7	790.3
Uranium	189.1	171.3
Materials and supplies	9.2	12.7

Total Inventories	900.0	974.3
Deferred income taxes	24.0	39.1
Other current assets	97.8	68.7

Total Current Assets	1,409.1	1,615.7
Property, Plant and Equipment, net	189.9	171.2
Other Long-Term Assets
Deferred income taxes	156.2	100.6
Deposit for surety bonds	60.8	24.6
Pension asset	13.8	86.2
Inventories	24.2	71.4
Goodwill	6.8	7.5
Intangibles	0.6	3.6

Total Other Long-Term Assets	262.4	293.9

Total Assets	$1,861.4	$2,080.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$—	$288.8
Accounts payable and accrued liabilities	129.1	217.4
Payables under Russian Contract	105.3	111.6
Uranium owed to customers and suppliers	56.9	2.3
Deferred revenue and advances from customers	133.8	132.9

Total Current Liabilities	425.1	753.0
Long-Term Debt	150.0	150.0
Other Long-Term Liabilities
Depleted uranium disposition	71.5	47.0
Postretirement health and life benefit obligations	128.7	153.9
Pension benefit liabilities	20.2	—
Other liabilities	79.9	69.3

Total Other Long-Term Liabilities	300.3	270.2
Stockholders’ Equity
Preferred stock, par value $1.00 per share, 25,000,000 shares
authorized, none issued	—	—
Common stock, par value $.10 per share, 250,000,000 shares
authorized, 100,320,000 shares issued	10.0	10.0
Excess of capital over par value	970.6	970.6
Retained earnings	137.5	31.3
Treasury stock, 13,178,000 and 13,749,000 shares	(95.5)	(99.5)
Deferred compensation	—	(2.7)
Accumulated other comprehensive loss, net of tax	(36.6)	(2.1)

Total Stockholders’ Equity	986.0	907.6

Total Liabilities and Stockholders’ Equity	$1,861.4	$2,080.8

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended December 31,
	2006	2005	2004
Cash Flows From Operating Activities
Net income	$106.2	$22.3	$23.5

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	36.7	35.0	31.8
Deferred income taxes	(13.4)	(43.2)	2.6
Impairment of intangible asset	2.6	—	—

Changes in operating assets and liabilities:
Short-term investments – decrease	—	—	35.0
Accounts receivable – (increase) decrease	40.8	(18.2)	16.0
Inventories – net (increase) decrease	176.1	76.3	(17.0)
Payables under Russian Contract – increase (decrease)	(6.3)	21.9	(29.6)
Payment of termination settlement obligation under power purchase agreement	—	—	(33.2)
Deferred revenue, net of deferred costs – increase (decrease)	(3.7)	42.0	(12.1)
Accrued depleted uranium disposition	24.5	19.8	(3.8)
Accounts payable and other liabilities – increase (decrease).	(82.1)	26.2	36.9
Other, net	(3.3)	6.8	2.5

Net Cash Provided by Operating Activities	278.1	188.9	52.6

Cash Flows Used in Investing Activities
Capital expenditures	(44.8)	(26.3)	(20.2)
Deposits for surety bonds	(34.8)	—	—
Investment in NAC Holding Inc., net of cash acquired	—	—	(8.1)
Deposit relating to acquisition of NAC Holding Inc.	—	—	(6.0)

Net Cash (Used in) Investing Activities	(79.6)	(26.3)	(34.3)

Cash Flows Used in Financing Activities
Borrowings under credit facility	133.8	4.7	116.2
Repayments under credit facility	(133.8)	(4.7)	(116.2)
Dividends paid to stockholders	—	(47.3)	(46.3)
Repayment and repurchases of senior notes, including premiums	(288.8)	(36.3)	(25.6)
Excess tax benefit related to stock-based compensation	0.4	—	—
Payments made for deferred financing costs	(0.3)	(3.5)	—
Common stock issued	2.5	8.8	14.3

Net Cash (Used in) Financing Activities	(286.2)	(78.3)	(57.6)

Net Increase (Decrease)	(87.7)	84.3	(39.3)
Cash and Cash Equivalents at Beginning of Period	259.1	174.8	214.1

Cash and Cash Equivalents at End of Period	$171.4	$259.1	$174.8

Supplemental Cash Flow Information
Interest paid	$19.3	$32.6	$35.2
Income taxes paid	107.3	38.7	3.6